Exhibit 11.1

Corporate Governance Protocol

CLINUVEL Pharmaceuticals Limited

ACN 089 644 119

Adopted by the Board of Clinuvel Pharmaceuticals Limited pursuant to a resolution of the Board dated 23 August 2000 (as amended - August 2001)

Reviewed in January 2005 and Amended April 2005, November 2009

June 2013

February 2017 (Continuous Disclosure only)

December 2024 (Securities Trading, Continuous Disclosure and Anti-Bribery & Corruption)

TABLE OF CONTENTS

INTRODUCTION		2

1.	ADOPTION OF A CORPORATE GOVERNANCE CODE	2

2.	OUTLINE OF THE CODE	2

3.	THE OBJECT OF A CORPORATE GOVERNANCE CODE	2

I.	SECTION 1 - CORPORATE GOVERNANCE CODE	4

4.	OBJECT	4

5.	OUTLINE OF THE CODE	4

6.	ROLE OF THE BOARD	4

7.	BOARD COMPOSITION AND INDEPENDENCE	5

8.	TERM OF OFFICE	6

9.	CONFLICTS OF INTEREST	6

10.	COMPANY PERFORMANCE	7

11.	BOARD PERFORMANCE	8

12.	MANAGEMENT AND CEO PERFORMANCE	8

13.	BOARD COMMITTEES	8

14.	BOARD OPERATIONAL STANDARDS AND POLICIES	9

15.	SHARE TRADING POLICY	9

16.	CONTINUOUS DISCLOSURE PROTOCOL	10

17.	IDENTIFICATION AND MANAGEMENT OF RISK	10

18.	INSOLVENT TRADING	10

19.	CODE OF CONDUCT AND ETHICS	12

20.	SHAREHOLDER COMMUNICATIONS POLICY	12

II.	SECTION 2 - CODE OF ETHICS AND CONDUCT	13

21.	PURPOSE OF CODE	13

22.	CODE OF ETHICS AND CONDUCT	13

23.	COMPLIANCE WITH ALL LAWS	13

24.	HONESTY AND INTEGRITY	14

25.	FAIR DEALING	14

26.	POLICIES	14

27.	AVOIDANCE OF CONFLICTS	15

28.	RESPONSIBLE AND HONEST USE OF ASSETS	16

29.	RESPONSIBILITY AND ACCOUNTABILITY FOR ACTIONS	16

30.	COMMUNICATIONS	17

31.	PUBLIC COMMUNICATIONS	17

32.	PRIVACY	17

33.	CONFIDENTIAL INFORMATION	17

34.	EMPLOYMENT PRACTICES	18

35.	COMMUNITY	18

III.	IMPLEMENTATION	19

IV.	CONCLUSION	19

V.	DISCLAIMER	19

INTRODUCTION

1.	ADOPTION OF A CORPORATE GOVERNANCE CODE

On 23 August 2000, the board of directors (‘Board’) of Clinuvel Pharmaceuticals Limited (‘Company’) unanimously resolved to adopt the enclosed Corporate Governance Code (‘Code’).

This decision followed a thorough review of the Company’s existing corporate governance practices and reflected a desire to formalise the practices adopted by the Company to that date.

The Code was reviewed in January 2005 and the Board formally approved changes to the Code on 1April 2005.

The Code was updated in November 2009 and June 2013 and February 2017 and the Board formally adopted the changes.

The Code was updated in February 2025, including separation of the Share Trading Policy and Continuous Disclosure Policy.

The Code provides a comprehensive report of the Company’s corporate governance practices and procedures.

The Board is committed to ensuring that the corporate governance practices outlined in this Code are vigorously supported and, where appropriate, adopted by all employees, officers and agents of the Company.

The Board intends to have annual reviews of the Code to ensure that it continues to be appropriate for the Company.

2.	OUTLINE OF THE CODE

●	Section 1 - general corporate governance code.

●	Section 2 - a code of ethics and conduct.

●	Securities Trading Policy and Continuous Disclosure Policies are maintained separately.

3.	THE OBJECT OF A CORPORATE GOVERNANCE CODE

3.1	Outline

The adoption of the Code seeks to:

●	enhance the Company’s management and financial performance by establishing performance criteria;

●	reduce the possibility of potential breaches of the law by the Company, its employees or officers by creating appropriate information and risk management systems to maximise the Company, its directors and officers conforming with their legal responsibilities;

●	minimise the potential liability of directors of the Company in the event of such breaches; and

●	assist the Board to regularly review corporate governance practices and ensure that the practices are suited to the Company.

3.2	Improving the Company’s Performance

The Code seeks to increase the Company’s performance by:

●	clearly defining the role of Board and the role of management;

●	encouraging the Board to set specific targets for the Company, monitoring achievements of those targets and addressing variances from those targets; and

●	managing risk in a more systematic and thorough manner, thereby minimising the likelihood that the Company will incur losses that should have been avoided.

3.3	Reduce Potential Breaches of the Law

The Code seeks to minimise breaches of the law by:

●	educating the relevant decision makers of their legal responsibilities;

●	identifying potential breaches of the law and ensuring that practices within the Company encourage compliance with the law; and

●	creating a corporate culture that will decrease the likelihood that the Company will be found guilty of a criminal offence .

3.4	Minimise Liability for Directors

The Code seeks to minimise directors’ potential liability in the following manner:

●	implementing systems to demonstrate that directors are appropriately fulfilling their duty of care and acting honestly, to rebut any allegation of negligence;

●	making it easier for directors to understand and comply with their duties.

I. SECTION 1 - CORPORATE GOVERNANCE CODE

4.	OBJECT

To create a process that encourages the directors and employees of the Company to:

●	improve the Company’s management and financial performance;

●	appropriately manage risk within the Company; and

●	conform to their legal requirements, including the corporate governance reporting provisions in Listing Rule 4.10.3.

5.	OUTLINE OF THE CODE

The Code outlines the responsibilities of the Board and various aspects of its composition and conduct (see Items 6 and 7).

In order to improve the management and financial performance of the Company, the Board has established performance criteria and, if those criteria are not met, the Board will assess why they have not been achieved (see Item 10).

In order to encourage the officers, employees and agents of the Company to conform to their legal requirements and create the appropriate information and risk management systems, the Board has established:

●	the following committees:

-	Audit & Risk Committee ;

-	Remuneration Committee ; and

-	Nomination Committee (see Item 13);

●	a share trading policy (see Item 15);

●	a continuous disclosure protocol (see Item 16);

●	a process for the identification and management of risk (to be undertaken by the Audit & Risk Committee – see Item 17);

●	a process for ensuring Directors are aware of the Company’s ability to remain solvent (see Item 18); and

●	a code of ethics and conduct (see Item 19 and Securities Trading Policy).

6.	ROLE OF THE BOARD

6.1	Board

The Board is responsible for the overall governance of the Company and its strategic direction and policy framework. This includes the setting of goals, monitoring performance and ensuring the Company’s internal control and reporting procedures are adequate, effective and ethical and that Company’s strategic direction provides value for its shareholders.

This is an active, not a passive responsibility and the Board has the responsibility to ensure that in good times as well as difficult times, management is capably executing its responsibilities. To this end, the Board’s policy is that it must regularly monitor the effectiveness of management policies and decisions, including the execution of its strategies.

In addition to fulfilling its obligations to generate rewards for shareholders who invest their capital in the Company, the Board has responsibilities to the Company’s customers, employees, suppliers and to the welfare of the communities in which the Company operates.

The Board Charter is available at Corporate Governance - CLINUVEL, www.clinuvel.com/about/corporate-governance.

6.2	Delegation to management

As indicated above, the Board has retained responsibility for the strategic direction and control of the Company.

The Board has delegated responsibility for the operation and administration – ie, the ‘day to day’ operations of the Company to senior managers under the leadership of the CEO.

A key function of the Board of the Company is to monitor the performance of senior management in discharging their responsibilities. In conjunction with the Remuneration Committee, the CEO conducts a formal review each year to assess the performance of senior management and reports back to the Board.

The senior management of the Company are responsible for the day-to-day operations of the Company.

Members of the senior executive may, at the invitation of the Board, attend Board meetings on a regular basis even though they are not members of the Board.

7.	BOARD COMPOSITION AND INDEPENDENCE

The Board has adopted a policy of ensuring there are sufficient members on the Board with appropriate industry and financial expertise. Appointments will generally only be made where appropriate to complement the existing skill base of the Board.

As a matter of principle, the Board recognises that best corporate governance practice requires a majority of the directors to be independent non-executive directors.

For this purpose, the Board has regard to the ASX Corporate Governance Guidelines definition of independence. It has adopted materiality thresholds modelled on the accounting standards’ approach to materiality and accepted commercial practice, however each relationship is considered on a case-by-case basis and qualitative assessments will override any quantitative assessment on materiality.

According to this definition, the Board currently has a majority of independent non-executive directors on the Board.

Accordingly, it considers its current Board size and composition to be appropriate. In addition, it is expected that all directors will bring their independent views and judgment to the Board.

Best corporate governance practice requires the positions of Chair and CEO to be held by separate persons. The position of Chair of the Board is also filled by an independent director.

The Nomination Committee sets and reviews the criteria for the appointment of new directors. In addition, the Board conducts a formal review of its performance. Both these mechanisms act as a regular check on the composition of the Board and the appropriateness of the skills and expertise of the Board members for the Company. The CEO does not participate in deliberations of the Board or a Board Committee when matters could affect his or her position.

8.	TERM OF OFFICE

All directors (except the CEO):

●	should be subject to re-election at the first annual general meeting after their appointment; and

●	are required to submit themselves for re-election at regular intervals and at least every three years

●	The Board is required to set out to shareholders in the documents accompanying the resolution for re-election or appointment:

●	why they believe an individual should be re-elected; and

●	sufficient biographical details and other relevant information for shareholders to make an informed decision.

The Board has not established a limit upon tenure. While tenure limits can help to ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and therefore, an increasing contribution to the Board as a whole. Instead, before a director is nominated for re-election at a shareholders’ meeting, the Chair consults with the rest of the Board and reviews the director’s performance before the Board endorses his or her re-nomination and is required to confirm this to shareholders at the time of re-election.

Directors who serve longer than 9 years will be subject to rigorous review by the Board.

9.	CONFLICTS OF INTEREST

The Corporations Act imposes obligations on directors in relation to disclosure of interests. Specifically, the Act provides that:

●	a director who has a material personal interest in any matter that relates to the affairs of the company is required to give the other directors notice of the interest, except in certain circumstances specified in the Act. These include where the director is a member of the company and the interest is an interest in common with other members of the company;

●	directors may choose to give standing notice about an interest to each of the other directors; and

●	a director who has a material personal interest in a matter that is being considered at a directors’ meeting must not:

(i)	be present while the matter is being considered at the meeting; or

(ii)	vote on the matter.

As a matter of practice, the Board has developed the following protocol:

(a)	directors must disclose all interests and other directorships;

(b)	directors may choose to submit standing notices of interest to all Board members, or must disclose their interest in a matter being considered by the Board at that time;

(c)	directors must warn of potential conflict with duty to another company and ensure any change in circumstances is advised;

(d)	the Board will continually consider the application of the relevant provisions of the Corporations Act and, if the Chair determines that a director’s interest in a matter is sufficiently material, or would result in a conflict of interest arising, the director:

i.	cannot be present at the meeting when the matter is considered unless the other directors resolve that the director in question can stay; and

ii.	cannot vote on the matter unless the other directors resolve that the director in question can vote; and

(e)	directors must obtain the Board’s consent before disclosing company information to another company or third party.

In accordance with the Listing Rules, each director is required to enter into an agreement with the company to provide details of his or her “relevant interest” in the company’s securities on appointment, within 5 business days (or such lesser period as set out in the relevant agreement) of a change in the “relevant interest”, and following retirement. Any change in a director’s interest must be notified to the ASX within 5 business days by lodgment of Appendix 3Y.

Each director has a duty to avoid conflicts of interest, and, as noted above must notify the Board of any potential conflicts he or she may have, including any which may arise as a result of his or her duty to another company.

Each director has a duty to maintain the confidentiality of information he or she learns by virtue of his or her position as director. Disclosure of such information by the director should only be made after consultation with the Chair or the Board.

10.	COMPANY PERFORMANCE

The Board acknowledges that its principal role is to strive for Company growth, high performance and increasing returns for shareholders, whilst taking appropriate account of risk.

Accordingly, the Board will:

●	define the performance that the Company seeks, including:

-	progress of clinical trials;

-	expenditure controls;

-	research and development program;

-	goodwill, such as market share, employee relations and the reputation of the Company’s technology, intellectual property and research;

-	benchmark comparisons; and

-	corporate best practice.

●	regularly assess whether these criteria are being met and, if they are not being met, how the performance could be improved; and

●	critically assess the various strategies of the Company.

11.	BOARD PERFORMANCE

Every 12 to 18 months, the Board, through the Remuneration Committee, conducts a formal review of its performance.

The review includes:

(a)	examination of the effectiveness and composition of the Board, including the required mix of skills, experience and other qualities which the non-executive directors should bring to the Board for it to function competently and efficiently;

(b)	review of the Company’s strategic direction and objectives;

(c)	assessment of the CEO’s performance by the non-executive directors;

(d)	assessment of whether corporate governance practices are appropriate and reflect “good practice”; and

(e)	assessment of whether the expectations of different stakeholders have been met.

As part of this process the Chair also:

(a)	meets with the senior executive team to discuss with them their views of the Board’s performance and level of involvement;

(b)	discusses each individual director’s contributions face-to-face as appropriate; and

(c)	meets with the other non-executive directors without any management present (this is in addition to the consideration of the CEO’s performance and remuneration which is conducted in the absence of the CEO).

Informal reviews of the Board’s performance will be conducted as necessary. In addition, any director may suggest that the Board conduct a formal review earlier than the 12-to-18-month timeframe which generally applies.

12.	MANAGEMENT AND CEO PERFORMANCE

An important function of the Board is to establish performance criteria for the CEO. The Board will formally conduct a performance review of the CEO at least annually, and will be advised on these matters by the Remuneration Committee. The CEO does not participate in these deliberations.

13.	BOARD COMMITTEES

Currently the Company has four Board Committees:

●	the Audit & Risk Committee;

●	the Remuneration Committee;

●	Nomination Committee; and

●	Commercial Committee.

Each Committee has a formal Committee Charter which has been approved by the Board and which outlines the role and function of each Committee.

The Board recognises that best corporate governance practice indicates there should be only non-executive directors on the committees and a majority of independent directors.

Currently, the Audit & Risk and the Remuneration Committees are comprised of three non-executive directors. The Nomination Committee, the Remuneration Committee and the Commercial Committee are comprised of non-executive members only.

The members of each Committee annually review the role and function of each Committee and make appropriate amendments to the Committee Charter.

The Board may establish such other committees as it determines appropriate. Board policy is that the terms of reference for any Board committee are agreed by the Board at the time the committee is established.

The Audit & Risk Committee is currently chaired by an independent director. As a matter of principle, Committee members have access to the appropriate external and professional advice needed to assist the Committee in fulfilling its role.

14.	BOARD OPERATIONAL STANDARDS AND POLICIES

The Company has a number of Board operational standards and policies including:

●	ability for directors to obtain independent advice with the prior approval of the Chair;

●	Continuous Disclosure Policy detailing the procedures for assessing whether information must be disclosed to the ASX under the Listing Rules and who is authorised to make announcements to the ASX;

●	Share Trading Policy which outline the prohibition against insider trading and specifies the “windows” during which directors, executives and employees can deal in the Company’s securities;

●	policy for notification of holdings of Company securities by directors which details the requirements and obligations of directors to notify the ASX of their holdings of the Company’s securities (as required by the ASX Listing Rules) as set out in the Share Trading Policy;

●	Conflicts of Interests Policy which outlines the principles governing notification of outside interests and procedures for identifying and dealing with conflicts of interests (as outlined above);

●	Code of Ethics and Conduct which outlines the board principles of ethics to which the Company ascribes; and

●	maintenance of an appropriate level of D&O insurance cover for the Company’s directors and other officers.

15.	SHARE TRADING POLICY

The freedom of directors, employees and consultants of the Company to deal in Company securities is restricted by the Corporations Act and the ASX Listing Rules.

The purpose of the share trading policy is to explain the type of conduct in relation to dealings in securities that is prohibited under the Corporations Act and to establish a best practice procedure relating to buying and selling securities which ensures that directors, employees, consultants and persons associated with them (within the meaning of that term in the Corporations Act) do not place themselves under suspicion of abusing unpublished price-sensitive information that they may have or be thought to have, especially in periods leading up to an announcement of results. Further details, including the full text of the share trading policy, are contained in the Securities Trading Policy (available at Corporate Governance - CLINUVEL, www.clinuvel.com/about/corporate-governance ).

16.	CONTINUOUS DISCLOSURE PROTOCOL

Subject to any exceptions, the Listing Rules and Corporations Act require the Company to immediately disclose all information that would be expected to have a material effect on the price or value of the securities of the Company.

The Company has adopted a protocol to ensure timely compliance with the continuous disclosure regime. The Company has appointed a ‘Disclosure Officer’ to whom all price sensitive information must be disclosed. Further details, including the full text of the continuous disclosure protocol, are contained in the Continuous Disclosure Policy (available at Corporate Governance - CLINUVEL – www.clinuvel.com/about/corporate-governance).

17.	IDENTIFICATION AND MANAGEMENT OF RISK

All companies need to undertake risk, however, there needs to be a process for:

●	the identification of risk; and

●	the management of risk.

This task is undertaken by the Audit and Risk Committee which reports regularly to the Board.

In accordance with the Corporations Act, the CEO and CFO are also required to give a declaration that the financial records of the Company have been maintained in accordance with the Corporations Act, and that the financial statements comply with the accounting standards and give a true and fair view.

18.	INSOLVENT TRADING

18.1	Liability for Insolvent Trading

If the Company is insolvent while or after incurring a debt, the directors of the Company may be personally liable for that debt and may, in some circumstances, be criminally liable unless:

●	the director was not aware and a reasonable person in the director’s position would not have been aware of grounds for suspecting that the Company was insolvent; or

●	the director had reasonable grounds to expect that the Company was solvent upon incurring the debt.

●	These reasonable grounds include a situation where the director reasonably believes that:

●	a competent and reliable person was fulfilling his or her duties and providing adequate information to the director regarding the Company’s solvency; and

●	as a result of examining that information, the director expected the Company to remain solvent after incurring the debt.

●	Directors may also be able to obtain relief under section 1317S which allows a court to relieve a director from liability if:

●	the director has acted honestly; and

●	having regard to all the circumstances, the director ought fairly to be excused for the contravention.

18.2	The Appropriate Practices for a Director

The directors should ensure that reporting procedures and other processes are put in place to enable each of them to be fully aware of the ability of the Company to pay its debts as and when they fall due.

Each director should insist that the information provided by senior management is timely and in a format that is clear and helpful.

Directors should especially assess:

●	cash flow projections and the variances from those projections;

●	certain ratios such as the working capital ratio;

●	whether costs are fixed or variable and thereby estimate the cash flow and ‘burn rate’;

●	the profit and loss statement and the balance sheet; and

●	whether potential liabilities have been adequately covered in the accounts. Directors should also pay close attention to the following non-financial matters:

●	reports from the internal or external auditors or the Audit & Risk Committee, which identify irregularities in the financial accounts;

●	the reasonableness of assumptions contained in the Company’s financial reports. In relation to those assumptions, the directors should assess various factors, including:

●	whether previous expenditure forecasts were met;

●	whether previous profits and losses were abnormal items and are not likely to be repeated;

●	whether the valuation of assets (including intellectual property) is based on their realisable value;

-	whether forecasts take sufficient notice of changes in the economy and are similar to forecasts made by the Company’s competitors; and

-	whether there is sufficient allowance for the uncertainties of R & D programs.

●	whether the Company’s business risk management policies are being implemented;

●	any risk identified by the business risk management approach;

●	the status of external funding arrangements;

●	whether information provided by senior management is:

-	untimely;

-	inaccurate; or

-	insufficient;

●	whether the Company’s performance criteria noted in Item 10 above is being met;

●	non-compliance with the Company’s strategic plan; and

●	abnormal or unusual or statistically aberrant results.

19.	CODE OF CONDUCT AND ETHICS

The Board believes that an ethical corporate culture is essential for the Company. The code of conduct and ethics:

●	has been developed by members of the Board in consultation with management and employees;

●	commits officers and employees of the Company to high standards of conduct and compliance with the law; and

●	will receive total commitment from the Board and senior management. The code of conduct and ethics is contained in Section 2.

20.	SHAREHOLDER COMMUNICATIONS POLICY

The Company aims to ensure that shareholders are well-informed of all major developments affecting the state of affairs of the Company.

To achieve this, among other things, the Company has implemented the following procedures:

●	Shareholders can gain access to information about the Company, including media releases, key policies and the terms of reference of the Company’s Board Committees, through the Company’s website at www.clinuvel.com. The Annual Report and financial accounts are also available on the Company’s website following the end of the Company’s financial year. From time to time, the Company may send shareholders updates regarding the affairs of the Company via email or make such information available on the Company’s website.

●	All relevant announcements made to the market and any related information are posted on the Company’s website as soon they have been released to the ASX.

●	The Company encourages full participation of shareholders at the Annual General Meeting to ensure a high level of accountability and discussion of the Company’s strategy and goals. The Company will also invite the external auditor to attend the Annual General Meeting and be available to answer shareholder questions about the conduct of the audit and the preparation and content of the auditor’s report.

II. SECTION 2 - CODE OF ETHICS AND CONDUCT

1.	PURPOSE OF CODE

The reputation and integrity of the Company will only be maintained if every officer and employee observes the highest standards of behaviour when engaging in corporate activity.

The Company wishes to maintain a reputation for integrity. The Company’s reputation for integrity is a competitive advantage that it is essential to maintain.

The Board of the Company has therefore adopted this code of ethics which sets out the standards with which all officers and employees are expected to comply when representing the Company.

Under the code of ethics and conduct (Code) all directors and employees are required to:

●	comply with the law;

●	act honestly and with integrity;

●	not place themselves in situations which result in a conflict of interest;

●	use the Company’s assets responsibly and in the best interests of the Company;

●	be responsible and accountable for their actions.

2.	CODE OF ETHICS AND CONDUCT

We, the directors and employees of the Company, set for ourselves the following standards of conduct in our relationship with each other, our employer and with all those with whom we deal in our work.

When representing the Company our objective is to comply with the following standards:

3.	COMPLIANCE WITH ALL LAWS

We will comply with the law.

●	We will comply with the laws of each country in which we are operating.

●	Our objective is to be aware of, seek to know and understand the laws which affect or relate to our activities.

●	We will notify the Board of any failure to comply with any law.

●	In interpreting any law, we will always endeavour to adopt a course which reinforces the Company’s reputation for integrity.

●	Directors are required to familiarise themselves with their duties and responsibilities owed to the Company, its shareholders and other stakeholders under relevant corporations law. These might relate to financial, corporate, disclosure, fair trading and other requirements.

Employees are encouraged to attend seminars presented by the Company or other external service providers to ensure that their knowledge remains up to date and they remain abreast of relevant legal and industrial developments.

The Company will ensure assistance is available to clarify whether particulars laws apply and how they may be interpreted.

4.	HONESTY AND INTEGRITY

We recognise the need to act honestly and with integrity.

●	Integrity for us means doing the right thing and behaving properly even if no one would have known that we had done the wrong thing or acted improperly.

●	We will treat all persons with dignity and not discriminate on the basis of age, sex, race, religion, sexual orientation, political opinion or other personal differences.

●	We recognise that we operate in a number of countries with many different laws, customs and business practices. However, we must not compromise the principles embodied in this Code. Honesty is valued in every culture.

5.	FAIR DEALING

The Company aims to maintain the highest standard of ethical behaviour in ethical business dealings and to behave with integrity in all dealings with customers, shareholders, government, employees, suppliers and the community.

Directors, senior management, employees and contractors are expected to perform their duties in a professional manner and act with the utmost integrity and objectivity, striving at all times to enhance the reputation and performance of the Company. Each of us must ensure that our actions, and the actions of those who report to us, deal fairly with the Company’s clients, competitors and employees.

You are encouraged to familiarise yourself with the legal requirements applying to fair dealing and to undertake training or attend seminars to develop and maintain your knowledge, so that you can act in accordance with these requirements.

6.	POLICIES

The Company has implemented policies in relation to:

●	continuous disclosure of material information;

●	guidelines for dealing in securities; and

●	conflicts and avoidance of conflicts.

You are encouraged to be familiar with and adhere to the requirements of each of these policies and guidelines at all times.

The Board continually assesses and upgrades its policies and procedures to ensure compliance with corporate governance requirements. You will be notified of any changes to the policies and procedures. You should ensure you regularly make yourself aware of the current policies and compliance requirements.

If you have any questions regarding any of the Company’s policies, you should contact the Company Secretary.

7.	AVOIDANCE OF CONFLICTS

All business decisions must be made solely in the best interests of the Company and in compliance with this Code so that we can remain true to our commitments to people, patients, doctors, healthcare professionals, scientists, partners, investors and society at large. Employees must avoid situations where their personal interests could conflict with the interests of the Company.

We will not place ourselves in situations which result in divided loyalties.

●	For us, divided loyalties may arise:

-	when our private interests conflict directly or indirectly with our obligations to the Company;

-	when we receive benefits (such as gifts or entertainment) from the person doing or seeking to do business with the Company which could be seen as creating an obligation to someone other than the Company;

-	when we act in ways which may cause others to question our loyalty to the Company;

-	when we or an associate make an improper gain or benefit as a result of a decision made by us.

●	Should such a conflict or potential conflict arise or benefit be received, we will make full disclosure to the Company.

If you are concerned that you have a potential conflict of interest you should disclose and discuss the matter with, and seek direction from, your Manager.

The following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided, but this is not intended to be an exhaustive list. They are not intended to authorise any of us to act in a particular way as each situation will be different. If you have any doubt about whether a conflict of interest exists, please consult with your Manager or the Company Secretary.

7.2	Improper personal benefits from the Company

You should not exploit your position or relationship with the Company for personal gain. For example, conflicts of interest can arise when you or a member of your family receives improper personal benefits as a result of your position. Neither you or your relatives should give unreasonable gifts to, or receive unreasonable gifts from, the Company’s clients.

The Company may have dealings with companies based in countries where gift-giving has important cultural significance and plays an important role in business relationships. While you should be aware and respectful of such cultural practices, we encourage you to remain mindful of Company’s policy in this regard.

We encourage you not to accept a gift in circumstances in which it would appear to others that your business judgement has been compromised, nor put yourself or the Company in a position that would be embarrassing if the gift was made public.

7.3	Financial interests in other businesses

You should avoid having a significant ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. This will not normally apply to interests in listed entities. However, if you have any doubt about such an investment, you should consult with the Company Secretary.

7.4	Corporate opportunities

You should advance the Company’s legitimate interests when the opportunity to do so arises and should not take advantage of property, information, your position or other opportunities arising from your position in the Company. (You should also ensure that Company property is used in accordance with ethical standards of conduct - outlined below in Item 28 “Responsible and Honest Use of Assets”).

For example, if you learn of a business or investment opportunity through the use of corporate property or information or your position at the Company, you should not participate in the business or make the investment without approval from your supervisor or manager, the Company Secretary or CEO. You should not participate in a joint venture, partnership or other business arrangement with the Company without approval from the Company Secretary or CEO.

7.5	Conflicts with competitors, clients and family members

You must ensure that your actions, and those employees who report to you, deal fairly with the Company’s clients, competitors and employees (see also Item 25 – “Fair Dealing”).

If you feel a conflict may arise between the Company or you and a competitor, client or family member, you should disclose the situation to your supervisor or manager or the Company Secretary so that the Company may assess the nature and extent of any concern and how it can be resolved.

8.	RESPONSIBLE AND HONEST USE OF ASSETS

We will use the Company’s assets (including funds, equipment, plant, inventory, supplies, securities, business plans, third party information, intellectual property, and information) responsibly and in the best interests of the Company.

●	Using the Company’s assets (such as equipment or stores) other than for the Company’s business purposes or interests is unacceptable.

●	We will not remove Company property and documents from official premises without a good and proper reason.

●	Using the Company’sfunds to provide excessive benefits for ourselves or others is unacceptable.

●	We intend to respect the proprietary character of the Company’s information and not disclose confidential information without proper authorisation.

The Company will not tolerate:

●	theft of goods, money, property or fraudulent activity;

●	the improper use of Company assets; or

●	wilful or reckless damage to Company property.

Company assets may not be used for personal purposes without prior Company approval eg, use of Company vehicle, laptop or mobile phone. If removed, Company assets should be stored in a secure manner and covered by appropriate insurances.

Employees who leave the Company must immediately return all Company property in their possession.

9.	RESPONSIBILITY AND ACCOUNTABILITY FOR ACTIONS

We are responsible and accountable for our actions.

●	We take responsibility for:

-	the way in which we perform our functions; and

-	honestly and fully reporting the results of our actions.

●	For us, accountability means we accept responsibility for and will be judged by our actions.

10.	COMMUNICATIONS

10.1	Software

Employees must use approved Company software at work. Employees may not duplicate Company software (other than for backup and archival purposes) for business or personal use. This includes proprietary or internally developed software. The policy applies to employees at all locations.

Breach of this policy may expose the Company to prosecution and severe penalties under copyright law.

10.2	Email and Internet

Employees should use the Company’s electronic mail system (email) and internet for business purposes only, except for incidental and occasional personal use. Any messages transmitted by email are treated as business messages and constitute property of the Company.

10.3	Media Statements

Any requests by the media or its representatives for information relating to the Company should be referred to the CEO.

11.	PUBLIC COMMUNICATIONS

The Company has adopted a Continuous Disclosure policy relating to its obligations under the Corporations Act and the ASX Listing Rules to keep the market fully informed of information which may have a material effect on the price or value of Company securities and to correct any material mistake or misinformation in the market. You should ensure you are aware of the requirements of the policy, and if it applies to you, you must act in accordance with the policy.

You are responsible for the integrity of the information, reports and records under your control and are expected to exercise the highest standard of care in preparing materials for public communications.

Documents should:

●	comply with any applicable legal requirements;

●	fairly and accurately reflect the transactions or occurrences to which they relate and be supported by accurate documentation;

●	not contain any false or intentionally misleading information, not intentionally misclassify information; and

●	be in reasonable detail and recorded in the proper account and in the proper accounting period.

12.	PRIVACY

The Company respects the privacy of others. We ask you to familiarise yourself with and comply with privacy laws and the Company’s privacy policy to ensure that you are aware of and discharge your obligations under relevant privacy laws.

13.	CONFIDENTIAL INFORMATION

Employees must not disclose or use in any manner confidential information about the Company, its customers or its affairs that they acquire during employment with the Company, unless the information is already legitimately public knowledge. This obligation extends after an employee leaves the Company.

14.	EMPLOYMENT PRACTICES

14.1	Health and Safety

The Company is committed to maintaining a healthy and safe working environment for its employees. All appropriate laws and internal regulations (including occupational health and safety laws) should be fully complied with. All employees have an obligation to assist in ensuring that this situation is maintained at all times.

Employees are required to follow all health, safety and environment policies, report any observed hazards or injuries and participate in the management of health and safety risk.

14.2	Equal Opportunity and Harassment

The Company is committed to:

●	equal employment opportunity;

●	compliance with the letter and spirit of a full range of fair employment practices and non-discrimination laws; and

●	an open, friendly workplace free of harassment and discrimination. You must ensure your actions do not breach these policies.

The Company will promptly investigate all allegations of harassment, bullying, victimisation or discrimination and will take appropriate corrective action. Retaliation against individuals for raising claims of harassment or discrimination will not be tolerated.

14.3	Securities trading

The Company has adopted specific guidelines for dealing in the Company’s securities by Directors, officers and employees of the Company. You should review that policy and ensure you act in accordance with that policy.

14.4	Bribes, inducements and commissions

You should not pay or receive any bribes, inducements or commissions (this includes any item intended to improperly obtain favourable treatment). Also, you should not give or receive any unreasonable gifts (see ‘Item 27 – Avoidance of Conflicts’ above) or otherwise act in an unethical way.

15.	COMMUNITY

The Company is committed to doing business in an environmentally responsible manner and identifying environmental risks that may arise out of our operations. The Company has risk management programs in place to address the Company’s obligations under various environmental regulations.

If you are aware of, or suspect, an action that is not environmentally responsible and in breach of the applicable laws and regulations, you should report the matter in accordance with your responsibilities outlined in section III ‘Implementation’ below.

You may voluntarily participate in the political process as an individual. We ask that you refer to the Company’s Continuous Disclosure Policy and comply with the policy in relation to making public announcements and that you do not engage in actions which could cause someone to believe that your actions reflect the views or position of the Company if that it not the case.

The Company is a responsible corporate citizen and actively supports the communities in which we live and work. We provide information about the Company in response to reasonable and responsible requests. We abide by all local laws and regulations. We respect and care for the environments in which we operate. We support and encourage our employees to actively contribute to the needs of the community.

III.	IMPLEMENTATION

All officers and senior employees will be given a copy of this Code of Ethics and all employees are required to comply with it.

The CEO is responsible for helping all employees to comply with the Code and is to be the first contact in clarifying any concerns employees may have about its application.

Situations may arise where you find it hard to report or to discuss a concern with the CEO or the CEO is not able to provide you with a satisfactory response. For this reason, the Chair will be available to provide advice on ethical and conduct issues and is available to you for consultation.

It is the responsibility of the CEO to:

●	communicate the policy to employees;

●	take immediate action if there is a breach of policy;

●	take a leadership role in observing and promoting the behaviour and standards in this Code of Ethics and Conduct and related policies; and

●	refer any instances of employee theft or fraud to the Human Resources Manager or such other appropriate person for further action.

It is the employee’s responsibility to:

●	comply with the Code of Ethics and Conduct;

●	act at all times in the best interests of the Company, with strict integrity and according to legal and approved Company business practices; and

●	raise any concerns or issues with the CEO.

It is the responsibility of the Company Secretary to:

●	revise and update the Code and related policies as required; and

●	conduct regular training on the Code of Ethics and Conduct for employees.

If employees believe they know of or suspect any dishonest activities or breaches of the policy, they should report to the CEO. You should not have concerns about doing so.

You will have the benefit of protections available under legislation in relation to whistle-blowing. You also have the commitment from the Company that, where possible, your privacy will be protected. The matter will be handled in strict confidence and only those who need to know will be made aware of the situation.

All employees, officers, contractors, agents or people associated with the Company are expected to comply with any investigations into concerns about breach of the Company’s policies and procedures. Accordingly, retribution against a person for reporting or supplying information about a policy will not be tolerated.

The CEO will take immediate action if an employee breaches the Code of Ethics and Conduct. The type of action will depend on the severity of the misconduct and may range from counselling up to dismissal.

Any employee who is suspected of fraud, defalcation, theft of Company property will be referred to the police for further investigation and action. The CEO will discuss the issue with the Chair prior to any action being taken.

The implementation of this Code will be reviewed and assessed by the Board each year.

IV.	CONCLUSION

Whilst this Code endeavours to address a wide range of business practices and procedures, it cannot anticipate every issue that may arise. You are responsible to ensure that you act ethically and lawfully at all times.

V.	DISCLAIMER

This Code is a statement of certain fundamental principles, policies and procedures that govern actions in the conduct of the Company’s business. It is not intended to, and does not create any rights in any employee, client, customer, supplier, competitor, security holder or any other person or entity.

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